Schedule 7.1

Sack Lunch Productions, Inc. (“SLP”) was incorporated under the laws of the State of Colorado on April 20, 1987 as Metropolitan Acquisition Corporation. On October 5, 2000, SLP merged with a Nevada corporation with the same name, effectively changing its state of domicile from Colorado to Nevada. SLP later changed its state of incorporation to Utah. SLP is a holding company of a number of subsidiary companies.

SLP’s operating subsidiaries during the year ending December 31, 2014 include the following:

●	WG Productions Company. (“WG”)

●	Lantern Fest, LLC. (“Lantern”)
●	Slide the City, LLC (“Slide”)
●	Slide the City Canada, LLC (“STC CAN”)
●	Slide the City Franchising, LLC (“STC Franchise”)

●	Redline Entertainment, Inc. (“Redline”)
●	Green Endeavors, Inc. (“Green”)

●	Landis Salons, Inc. (“Landis”)
●	Landis Salons II, Inc. (“Landis II”)
●	Landis Experience Center, LLC. (“LEC”)

●	Downtown Development Corporation (“DDC”)
●	Wasatch Capital Corporation (“WCC”)
●	Diversified Management Services, Inc. (“DMS”)

SLP 100% Purchase of Springbok Holdings, LLC as of August 7, 2015, including the following:

Color Me Rad, LLC
Springbok Franchising LLC
Springbok Fun Runs LLC
The Dirty Dash, LLC
Springbok Slide the City, LLC